SUBSCRIPTION   AGREEMENT
USChina Channel Inc.
(A Nevada Corporation)
665 Ellsworth Avenue
New Haven, CT06511

The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of shares of common stock, $.001 par value, set forth below, in USChina Channel Inc. (hereafter "Incorporation") at a price of $0.50 per share and encloses a check, bank draft, or wire transfer of funds, payable to " USChina Channel Inc." in the amount set forth below for the stated number of shares. The prospective purchaser understands that these funds will not be returned to the prospective purchaser. The prospective purchaser hereby acknowledges receipt of a copy of the Prospectus. The prospective purchaser further hereby represents and warrants as follows:

   1. The prospective purchaser, if a person, is at least 21 years of age, and has read the Prospectus and, in particular, the materials in the "RISK FACTORS" section of the Prospectus.
   2. The prospective purchaser understands that this purchase offer does not become a purchase agreement unless payment submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Incorporation. The Incorporation may accept or reject part or whole of the offer.
   3. The prospective purchaser hereby acknowledges and agrees that upon acceptance by the Corporation of this purchase offer, he/she is not entitled to cancel, terminate, or revoke this purchase offer and that this agreement shall survive death, disability, or transfer of control of the prospective purchaser.

MAKE CHECK PAYABLE TO: USChina Channel Inc.

Executed this       day of       , 2006

Number of Shares Offered:_________

Aggregate Purchase Price:$__________

Street Address:	                     Signature of Purchaser:

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_______________________________     Print Full Name of Purchaser:
City/State/Zip:

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Taxpayer Identification or SSN:

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Accepted by: USChina Channel INC.

By:
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Title:
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Date: